Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of ONEOK Partners GP, L.L.C. as General Partner of ONEOK Partners, L.P.:

We consent to the incorporation by reference herein of our report dated February 28, 2007 except for Note L as to which the date is February 27, 2008, with respect to the consolidated statements of income, cash flows and changes in partners’ equity and comprehensive income of ONEOK Partners, L.P. (formerly Northern Border Partners, L.P.) for the year ended December 31, 2006, which report appears in the December 31, 2008 annual report on Form 10-K of ONEOK Partners, L.P. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

September 15, 2009